UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 6, 2007
TERAYON COMMUNICATION SYSTEMS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-24647	77-0328533
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)
2450 Walsh Avenue
Santa Clara, California 95051
(Address of Principal Executive Offices and Zip Code)
Registrant’s telephone number, including area code: (408) 235-5500
Not Applicable
(Former Name or Former Address, if Changed Since Last Report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
The Compensation Committee of the Board of Directors of Terayon Communication Systems, Inc. (the “Company”) on March 6, 2007 approved the Company’s 2007 Executive Sales Commission Plan (the “Plan”). The Plan is applicable to Matthew Aden, the Company’s Senior Vice President, Worldwide Sales and Support, and, in accordance with its provisions, Mr. Aden is eligible to earn commission payments based on achieving certain revenue targets. The target commission for Mr. Aden is equal to 100% of his base salary. No commission will be paid if less than 25% of the revenue target is achieved. If greater than 25% but less than 50% of the revenue target is achieved, the commission amount will be 50% of the percentage of the revenue target achieved multiplied by the year-to-date target commission. If more than 50% of the revenue target is achieved, the commission will be the percentage of the revenue target achieved multiplied by the year-to-date target commission. The commission is determined quarterly and paid within sixty days of the last day of the quarter. In the event Mr. Aden exceeds his annual revenue target, there are additional accelerators that are applied to commission dollars earned on revenue exceeding 100% of the year-to-date target, and these amounts are paid at year-end. The Company reserves the right to modify, revoke, suspend, terminate or change any terms of the Plan at any time, with or without notice.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: March 8, 2007

Terayon Communication Systems, Inc.
By:	/s/ Mark Richman
Name:	Mark Richman
Title:	Chief Financial Officer